Exhibit 99.1
Daré Bioscience, Inc. Regains Listing Compliance on Nasdaq
SAN DIEGO, April 1, 2019 (GLOBE NEWSWIRE) -- Daré Bioscience, Inc.(NASDAQ: DARE), a leader in women’s health innovation, today announced that it received notice from The Nasdaq Stock Market LLC indicating that the Company regained compliance with the minimum bid price requirement in Nasdaq Listing Rule 5550(a)(2) as a result of the closing bid price of the Company’s common stock being $1.00 per share or greater for the 10 consecutive business day period from March 18, 2019 to March 29, 2019 and that the previously reported non-compliance listing matter is now closed.

About Daré Bioscience
Daré Bioscience is a clinical-stage biopharmaceutical company committed to the advancement of innovative products for women’s sexual health, vaginal health, fertility, and contraception. The company’s mission is to identify, develop and bring to market a portfolio of novel, differentiated therapies that expand treatment options, improve outcomes and facilitate convenience for women in the areas of contraception, vaginal health, sexual health, and fertility.
Daré’s product portfolio includes potential first-in-class candidates in clinical development: Ovaprene®, a non-hormonal, monthly contraceptive vaginal ring; Sildenafil Cream, 3.6%, a novel cream formulation of sildenafil to treat female sexual arousal disorder utilizing the active ingredient in Viagra®; DARE-BV1, a unique hydrogel formulation of clindamycin phosphate 2% to treat bacterial vaginosis via a single application; and DARE-HRT1, a combination bio-identical estradiol and progesterone intravaginal ring for hormone replacement therapy following menopause. To learn more about Daré’s full portfolio of women’s health product candidates, and mission to deliver novel therapies for women, please visit www.darebioscience.com.
Daré may announce material information about its finances, product candidates, clinical trials and other matters using its investor relations website (http://ir.darebioscience.com), SEC filings, press releases, public conference calls and webcasts.  Daré will use these channels to distribute material information about the company, and may also use social media to communicate important information about the company, its finances, product candidates, clinical trials and other matters.  The information Daré posts on its investor relations website or through social media channels may be deemed to be material information. Daré encourages investors, the media, and others interested in the company to review the information Daré posts on its investor relations website (https://darebioscience.gcs-web.com/) and to follow these Twitter accounts: @SabrinaDareCEO and @DareBioscience. Any updates to the list of social media channels the company may use to communicate information will be posted on the investor relations page of the company's website mentioned above.

Contacts:

Investors on behalf of Daré Bioscience, Inc.:

Alex Gray
Burns McClellan
agray@burnsmc.com
212-213-0006

OR

Media on behalf of Daré Bioscience, Inc.:
Amanda Guisbond
Canale Communications
amanda@canalecomm.com
781-405-8775

Source: Daré Bioscience